Exhibit 99.3
Axonics® Announces Closing of Public Stock Offering and Full Exercise of Underwriters’ Option to Purchase Additional Stock

IRVINE, Calif. – May 14, 2021 – Axonics, Inc. (Nasdaq: AXNX), (“Axonics”), a global medical technology company that is developing and commercializing novel products for the treatment of bladder and bowel dysfunction, today announced the closing of its public offering of 4,025,000 shares of common stock at the public offering price of $50.00 per share, which includes the exercise in full by the underwriters of the underwriters’ option to purchase 525,000 additional shares at the public offering price. The gross proceeds from the offering to Axonics, before deducting underwriting discounts and commissions and estimated offering expenses, were approximately $201.3 million.

BofA Securities, Piper Sandler and SVB Leerink acted as the joint book-running managers for the offering and representatives of the underwriters. Baird, Guggenheim Securities, Needham & Company and Truist Securities acted as co-managers for the offering.

The shares described above were offered pursuant to an automatic shelf registration statement on Form S-3, including a base prospectus, which was filed by Axonics with the Securities and Exchange Commission (“SEC”) on May 7, 2020 and became automatically effective upon filing. A final prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained by contacting: BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN, 55402, or by telephone at (800) 747-3924 or by email at prospectus@psc.com; or SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at (800) 808-7525 ext. 6105 or by email at syndicate@svbleerink.com. The final terms of the offering were disclosed in the final prospectus supplement filed with the SEC.

About Axonics, Inc.
Based in Irvine, Calif., Axonics is a global medical technology company that is developing and commercializing novel products for patients with urinary and bowel dysfunction.

Axonics Contact:
Neil Bhalodkar
Investor Relations
949-336-5293
ir@axonics.com